MEMORANDUM OF UNDERSTANDING AND SHAREHOLDERS AGREEMENT BETWEEN IQSTEL INC, JESUS VEGA AND LEANDRO IGLESIAS

This Memorandum of Understanding or Shareholders Agreement (The Agreement) is entered into by and between iQSTEL INC, a public company incorporated under the laws of Nevada, USA with legal address at 300 Aragon Ave, Suite 375, Coral Gables FL. 33134, hereinafter "iQSTEL"; JESÚS VEGA, of Colombian nationality, domiciled in Calle 10, Number 15ª-17, Piso 2, Ocaña, Norte de Santander, Colombia, hereinafter "Jesus Vega"; and LEANDRO JOSE IGLESIAS CONDE, of Spanish nationality, with legal address at 300 Aragon Ave, Suite 375, Coral Gables FL. 33134; jointly hereinafter "The Parties".

The Parties recognize each other and reciprocally with full capacity to contract and bind themselves and as a result state the following.

RECITALS:

The Parties have agreed to subscribe the following Memorandum of Understanding or Shareholders Agreement that will govern the terms of the shareholders agreement of the QGLOBAL SMS LLC (executing company of the JOINT VENTURE), in accordance with the terms reached in the letter of intent that the Parties signed on February 3, 2020. In accordance with the foregoing, the Parties expressly agree to be bound by the following covenants:

FIRST. DEFINITIONS

SMS (Short Message Services): Short text message that can be sent between cell phones or mobile phones.

A2P (application to person): Application to person messaging. It is any type of traffic in which a person receives messages from an application. A2P messaging includes, but is not limited to, marketing messages, appointment reminders, chat bots or virtual assistants, notifications and single-use passwords (OTP) or PIN codes.

P2P (person to person): Person-to-person messaging, defined as a two-way (round-trip) messaging conversation between two humans, P2P messages can include text communication between a client and a support agent, anonymous conversations between two users or messages to and from a delivery or shared trip controller.

Gross Profit: the gross profit will be determined by subtracting from the company's total revenues, the costs of services sold, the total operating costs, and the total administrative and sales costs.

SECOND. OBJECT OF JOINT VENTURE

The Parties associated in QGLOBAL SMS LLC, in accordance with this Memorandum of Understanding or Shareholders Agreement, will do business through the corporation QGLOBAL SMS, LLC; which will have its legal address at 300 Aragon Ave, Suite 375, Coral Gables, FL, 33134. QGLOBAL SMS LLC, will be considered a business partnership for all businesses

conducted by QGLOBAL SMS LLC. Neither Party may act on its own within the business scope of QGLOBAL SMS LLC.
The Parties agree to join their resources and efforts as detailed in this Memorandum of Understanding or Shareholders Agreement to jointly develop the following activity: "The development of the wholesale SMS business, commercialization of both, the wholesale and retail market, of the International SMS business (P2P and/or A2P), as well as the provision of said services to direct/end users in the different countries that the Corporation decides."

THIRD. CONTRIBUTION OF THE PARTIES TO QGLOBAL SMS LLC.

Each of the Parties will make an initial contribution to QGLOBAL SMS LLC according to the following terms:

A. Jesús Vega will make the following contributions:

1. To develop the international SMS business in the areas of wholesale and retail (Person-to-Person (P2P) and/or Application-to-Person (A2P)), as well as the sale of such services to direct/final customers throughout the world, using the legal entity QGLOBAL SMS, LLC. The Joint Venture will aim to grow monthly sales of QGLOBAL SMS, LLC by a minimum of US$ 500,000 over a maximum period of 24 months after the execution of this Memorandum of Understanding or Shareholders Agreement.

2. Jesus Vega will contribute to QGLOBAL SMS, LLC the entire volume of sales in the SMS business that he has in a company that he owns. He will assign all contracts with suppliers and customers, the lease contract for the Interconnection platform, as well as the personnel currently working in the aforementioned company as described in Annex A.

3. The business that Jesus Vega will contribute to QGLOBAL SMS LLC, at the time of the execution of this Memorandum of Understanding or Shareholders Agreement, has a monthly sales volume as of the end of January 2020 of US$50,000.

4. The list of interconnection contracts for the purchase and sale of SMS services (A2P and P2P) with both international and local aggregators and/or integrators in different countries, which Jesus Vega will assign to QGLOBAL SMS LLC are listed in Annex B.

5. The contract for the use of platform that Jesus Vega will provide for the handling of the aforementioned messaging or SMS services, is detailed in Annex C.

B. iQSTEL will make the following contributions:

1. Once this Memorandum of Understanding or Shareholders Agreement is signed, and once QGLOBAL SMS, LLC reaches monthly sales of US$50,000 for 3 consecutive months provided the percentage of gross monthly margin of the operation (Average Sales of SMS less Average Cost of Completion of the SMS) is maintained above 12%; iQSTEL is committed to invest US$50,000 so that these funds are used to prepay SMS providers, and thus grow monthly sales up to US$100,000 per month.

2. iQSTEL undertakes to invest up to an additional US$200,000 in QGLOBAL SMS, LLC to be used to pay SMS providers within the terms indicated below, as long as the percentage of gross

monthly margin of the operation (Average Sales of the SMS minus Average SMS Termination Cost) stay above 12%:

a. If sales reach US$100,000 per month, for three consecutive months, iQSTEL will invest US$50,000.
b. If sales reach US$150,000 per month, for three consecutive months, iQSTEL will invest an additional US$50,000.
c. If sales reach US$200,000 per month, for three consecutive months, iQSTEL will invest an additional US$50,000.
d. If sales reach US$250,000 per month, for three consecutive months, iQSTEL will invest an additional US $ 50,000.

3. IQSTEL undertakes the obligation to make the necessary steps to transfer to QGLOBAL SMS, LLC the interconnection agreements for SMS signed by its subsidiary Etelix.com USA, LLC, within 30 days of the execution of the Joint Venture. A list of these agreements is attached in Annex D.

FOURTH. DISTRIBUTION OF JOINT VENTURE BENEFITS

Any benefit of QGLOBAL SMS LLC, will be distributed once it is approved by the Board of Directors and will be realized according to the percentage of interest in QGLOBAL SMS, LLC.

FIFTH. TRANSFER OF SHARES

THE PARTIES agree that they will make the following stock transfers:

1. Leandro José Iglesias Conde will transfer his interests, representing 50% of the Interest (Share Capital) in QGLOBAL SMS, LLC. to iQSTEL.

2. Jesús Vega will transfer 1% of the Interest (Share Capital) that he has in QGLOBAL SMS, LLC to iQSTEL.

As a result, QGLOBAL SMS, LLC will have a composition of the Interest (Share Capital) as follows: 51% of the Interest (Share Capital) will belong to iQSTEL and 49% of the Interest (Share Capital) will belong to Jesús Vega.

SIXTH. JOINT VENTURE ADMINISTRATION AND MANAGEMENT

The Joint Venture, through QGLOBAL SMS, LLC, will have 4 members of the Board of Directors, which in turn will have managerial responsibilities:

1) Chairman of the Board of Directors and CEO, Leandro José Iglesias Conde.

2) Chief of Business Development (CBD), Italo Segnini.

3) Chief Operating Officer (COO), Jesús Vega.

4) Chief Financial Officer (CFO), Álvaro Quintana.

SEVENTH. ADMINISTRATION OF QGLOBAL SMS, LLC

The general administration of QGLOBAL SMS, LLC will be in charge of the members of the Board of Directors described in the previous point, and the CFO, Álvaro Quintana, will manage the finances and bank accounts of the Corporation.

The CEO and CBD will be facilitators of the Corporation's businesses and because of their relationships they will bring new valuable interconnections to the company, as well as coordinating the daily work of the COO. The CEO and CBD may entitle to a monthly salary equivalent to that of the COO.

The COO will be in charge of carrying the day-to-day business, sales, operations, etc. and will report directly to the CEO and the Board of Directors.

QGLOBAL SMS, LLC will hire an advisor recommended by IQSTEL to strengthen interconnections outside of America, as well as recommend hiring an Account Manager with a high and fluent English language level to manage accounts and strengthen that aspect in the company, and an employee to act as Technical and Commercial Support, to support the operation in Europe.

EIGHTH. REMUNERATION AND BONUSES TO JESÚS VEGA

As of the execution of this Agreement, Jesus Vega as COO will have a remuneration of US$3,500 per month.

In addition to his salary, Jesus Vega will receive a cash bonus per quarter equal to 15% of the Gross profit (pre-tax) of QGLOBAL SMS, LLC.

Jesus Vegas will also receive the following unique bonuses that will be paid once, subject to the following monthly revenue objectives being met for at least 3 consecutive months, and as long as the percentage of the gross monthly margin of the operation (Average Sales of SMS minus Average Cost of Completion of SMS) is maintained above 12%.

a. US$50,000 bonus for a minimum revenue of US$100,000 per month for three consecutive months.
b. US$50,000 bonus for a minimum revenue of US$300,000 per month for three consecutive months.
c. US$50,000 bonus for a minimum revenue of US$600,000 per month for three consecutive months.

The referred bonuses will be paid in shares of IQSTEL, the issuance of said bonuses will be made with an assigned value of US$1.30 per share, which may be sold after 6 months of delivery, under Rule 144 of the SEC. In the event that the value of the share is below US$1.30 after the issuance of the shares, Jesus Vega will have the right to request a single reconsideration in the amount of shares for each bonus paid, in order to complete the amount of US$50,000 corresponding to each of the bonus paid. For the calculation of the reconsideration in the number of shares, the average value of the last 10 days at the close of the market of the IQST share will be used, and a 10% discount will be applied. This right of reconsideration will be valid for 12 months counted from the issuance of the shares corresponding to each bonus paid.

The right to receive these one-time bonuses may be extinguished 24 months after signing this document, if iQSTEL so decides.

NINTH. BREACH OF AGREEMENT

The Parties commit themselves to strict compliance with each of the agreements contained therein and any legal regulations that may apply to them.

The Parties also undertake to provide the necessary means to ensure compliance with this MOU, both for themselves and for the rest of the Parties to comply with. Thus, they undertake to participate actively in all the acts and / or decision making of the Joint Venture, thus contributing to its proper functioning.

In the event of breach of this MOU by any of the Parties, said non-complying Party (or Parties) will be notified in writing by the Party (or Parties) that if it has complied or is deemed to be harmed by the breach. The notification must clearly and expressly contain the cause or reason for the alleged breach. As long as said breach is rectifiable, a period of thirty (30) calendar days will be granted, from the date on which the notification was received by the defaulting Party, for it to proceed to correct it or to take the necessary actions to correct it.

After the deadline to put an end to the breach, without it having been remedied or, in the case of a non-rectifiable breach by the injured or compliant Party or Parties may opt for:

a. demand compliance with the breached obligation or agreement; or
b. demand that the MOU be resolved with respect to itself, freeing itself from any obligation arising from it with immediate effect; or
c. demand payment in favor of the Joint Venture of the damages caused; or
d. Cumulatively demand the fulfilment of the breached obligation or agreement and the satisfaction of the payment of the damages caused.

Except in cases of breach of the obligations of confidentiality and non-competition, the payment referred to in sections c. and d. will consist in the payment to the Joint Venture for the damages that could be derived from the eventual breach, and the compensation of all the expenses that had been caused, including, in an enunciative and non-exhaustive way, the fees of any professional hired for its intervention by non-compliance as legal and tax advisors, notaries, etc. In case of non-compliance attributable to two or more Parties, the responsibility shall be attributed to them jointly.

For the fulfilment of the obligations of a Party that is not a natural person and of the consequences of its non-compliance, the non-fulfilling Party itself will respond jointly and, where appropriate, those other Parties that individually or collectively hold control of the non-fulfilling party.

TENTH. CONFIDENTIALITY

The Parties undertake to take all necessary measures to keep secretly and confidentially all information that has been communicated to them as such by the other Party during the execution of this MOU, or that they have known in the course of its execution The obligation of this clause does not apply to:

A. All information that is in the public domain;

A. All information available to the Parties before it has been provided by the other party;

B. All information legally acquired by the Parties from sources other than the other Party.

The Parties undertake to use this information only for the execution of this MOU. Likewise, they undertake not to exploit, on their own or a third party, directly or indirectly, all or part of this information.

This obligation of confidentiality must be respected throughout the term of this MOU, and once it has been terminated, for a period of two (02) years.

Any violation or breach, by one or another Party of this stipulation, entails the obligation, for that Party that committed said breach, to pay the other Party compensatory compensation, without prejudice, of the right of the Party considered affected to exercise or initiate all relevant actions in order to impose the sanctions that legally proceed.

ELEVENTH. EXCLUSIVENESS

Jesus Vega undertakes to only work in the SMS business in QGLOBAL SMS, LLC after the signing of this Agreement, and at the time he terminates his working relationship with QGLOBAL SMS, LLC, he may not work as an employee or provide services in any other SMS company for at least 12 months.

TWELFTH. PURCHASE OPTION

The Parties agree that IQSTEL will have the preferred option of buying, in whole or in part, the share percentage of Jesus Vega in QGLOBAL SMS, LLC., after 18 months of the execution of this Agreement and the valuation to be used to determine the value of 100% of the Corporation for this purpose, will be equal to the accumulated gross profit, as defined in this agreements, of the last 12 months.

THIRTEENTH. PERSONAL CHARACTER

This Joint Venture is considered strictly held "intuitu personae" and in response to this, none of the Parties may transfer it or assign it, totally or partially, under penalty of resolution thereof, without having previously obtained express authorization in writing by the other Parties. In case of violation of this clause, the affected Party may exercise the pertinent legal actions in order to demand and obtain effective reparation for the damages suffered.

FOURTEENTH. APPLICABLE LEGISLATION

This Memorandum of Understanding or Shareholders Agreement shall be governed and interpreted exclusively in accordance with the laws of the city of Miami, State of Florida of the United States of America. The differences, interpretations, litigation and any controversy between the Parties that exceed one hundred thousand US dollars (US $ 100,000.00), will be settled in

United States of America. The differences, interpretations, litigation and any controversy between the Parties that exceed one hundred thousand US dollars (US $ 100,000.00), will be settled in accordance with what is established by the North American legislation in the matter of INTERNATIONAL ARBITRATION.

FIFTEENTH. NOTIFICATIONS

Any notification regarding this contract must be made to the following addresses:

JESUS VEGA
Calle 10, Number 15ª-17, Piso 2, Ocaña,
Norte de Santander, Colombia \
Telephone: +57(318)446-9122
Email: jesus@SMSdirectos.com

IQSTEL, INC
300 Aragon Ave, Suite 375. Coral Gables, FL. 33134
Att. Leandro José Iglesias Conde
Telephone: +1(954)951-8191
Email: ceo@iqstel.com

In accordance with all of the foregoing, the Parties sign the present Joint Venture Agreement in duplicate, on February 12, 2020.

Jesus Vega (QGlobal SMS LLC)

Jesus Vega

Jesus Vega

iQSTEL Inc.

Leandro Iglesias – CEO

Leandro Iglesias (QGlobal SMS LLC)

Leandro Iglesias

INDEX OF ANNEXES

Annex A (Anexo A). List of personnel and their remuneration for the company of Jesús Vega.

Annex B (Anexo B). List of SMS Interconnection contracts of the company of Jesús Vega.

Annex C (Anexo C). Contract of the SMS interconnection platform of the company of Jesús Vega.

Annex D (Anexo D). List of SMS Interconnection Contracts of Etelix.com USA, LLC

Anexo A

Listado del personal a cargo de Alcyon Cloud SMS SAS

1.Edwar Martínez, Salario 400 USD
2.Edison Vega, Salario 400 USD
3.Jesús Vega, Salario 3500 USD

Anexo B

Listado de contratos de Interconexión SMS de Alcyon Cloud SMS SAS

1. SMSconsortium Bilateral
2. AMDTelecom Bilateral
3. Nexmo Unilateral (cliente)
4. Tedexis Bilateral
5. D7Networks Bilateral
6. Telintel Bilateral
7. UPM Bilateral
8. Tyntec Unilateral (cliente)
9. Mr Messaging Bilateral
10. Mitto AG Bilateral
11. Quickcom Unilateral (cliente)
12. Bankai Group Bilateral
13. Sempico Bilateral
14. Flynode LLC Bilateral
15. Aldeamo (proveedor)
16. Speedval (proveedor)
17. Plusmobile (proveedor)
18. TCS Chile (Proveedor)
19. Masivian (proveedor)
20. Infobip (proveedor)
21. Telefoniachile LTDA (Proveedor)
22. PSIMobile SAS (proveedor)
23. Jhonatan salas (proveedor)
24. Interactive Digital Media (proveedor)

Anexo C

Contrato de la plataforma de SMS de interconexión

1. Gateway SMPP Comtor LTD
2. Gateway retail PowerSMPP | HexWireless Pvt Ltd

Anexo D
Listado de Contrato de Interconexion SMS de Etelix.com USA, L.L.C

1. Capital City
2. CLX Networks
3. Consortiun
4. Cynopia
5. Filkom
6. IDM
7. Infobip
8. Intico
9. Lleida
10. Mitto
11. Mobiweb
12. Petrimex
13. Route SMS Solutions
14. Routrader
15. Speedflow
16. Starksms
17. Telintel
18. TIS
19. Velosolutions